Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

AMERIQUEST, INC.

ARTICLE I

The name of the corporation is AmeriQuest, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

4.1          Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 525,000,000 shares, consisting of 500,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 25,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designations filed pursuant to the DGCL the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

4.2          Increase or Decrease in Authorized Capital Stock.  Subject to the rights of holders of any series of Preferred Stock, the Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation (this “Certificate of Incorporation” which term, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

5.1  Common Stock.

(a)   The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the stockholders the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to the qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the rights of such affected series pursuant to this Certificate of Incorporation (including, without limitation, by any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL entitle the holders thereof, either separately or together with the holders of one more other such series, to vote thereon.

(b)   Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)   In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

5.2  Preferred Stock.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designations relating to any series of Preferred Stock.

ARTICLE VI

6.1  Number of Directors; Classification; Election; Term.

(a)           Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors shall be fixed solely by resolution of the Board of Directors.

(b)   At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

(c)   Effective upon the closing of the Corporation’s initial public offering (the “Effective Date”), the directors of the Corporation (other than directors elected by the special vote of holders of one or more series of Preferred Stock) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified or until his or her earlier death, resignation, or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

6.2  Removal.  Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, upon the Effective Date, a director may be removed from office by the stockholders of the Corporation only for cause.

6.3  Vacancies and Newly Created Directorships.  Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the DGCL or permitted in the specific case by resolution of the Board of Directors, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors and not by stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation, or removal.

ARTICLE VII

The Corporation is to have perpetual existence.

ARTICLE VIII

8.1  Written Ballot.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

8.2  Location of Meetings and Books and Records.  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

8.3  No Action by Written Consent of Stockholders after the Effective Date. Upon the Effective Date, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws of the Corporation, and no action shall be taken by the stockholders by written consent.

8.4  Special Meetings.  Upon the Effective Date, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, or the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors and any power of stockholders to call a special meeting is specifically denied.  Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

8.5  Advance Notice Provisions.  Upon the Effective Date, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

8.6  Cumulative Voting.  There shall be no cumulative voting.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.  Notwithstanding the foregoing, the stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, upon the Effective Date, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt or amend the Bylaws of the Corporation.

ARTICLE X

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of this ARTICLE X, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X, in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

Subject to any provisions in the Bylaws of the Corporation related to indemnification of directors or officers of the corporation, the Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or as may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE XII

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, upon the Effective Date, notwithstanding any other provision of this Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this

Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this ARTICLE XII, 5.1, Sections 8.3, 8.4, 8.5 and 8.6, ARTICLE IX, ARTICLE X, and ARTICLE XI.

ARTICLE XIII

The name and mailing address of the incorporator are as follows:

[Intentionally omitted.]